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                                                                   EXHIBIT 10.33

             ATALANTA/SOSNOFF CAPITAL CORPORATION (AND SUBSIDIARIES)
                              AMENDED AND RESTATED
                            MANAGEMENT INCENTIVE PLAN
                                     FOR THE
                       FIVE YEARS ENDING DECEMBER 31, 2003

      WHEREAS, in December 1992, the Board of Directors of Atalanta/Sosnoff Capital Corporation and its direct and indirect subsidiaries (the "Company") adopted a Management Incentive Plan (the "Original Plan") effective January 1, 1993 for the senior executive officers of the Company and identified the participants therein for the three years ended December 31, 1995, subject to, and upon the recommendation and approval of, the Compensation Committee (the "Committee") of the Board of Directors, composed of the then two non-employee directors, Messrs. Kenneth H. Iscol and Thurston Twigg-Smith, (the "Outside Directors") and Martin T. Sosnoff, Chairman of the Board;

      WHEREAS, the Compensation Committee duly recommended and approved the Original Plan in January 1993 and reported its recommendation and approval of the Original Plan to the stockholders of the Company in its Report included in the proxy statement of the Company furnished to stockholders in connection with the 1993 Annual Meeting of Stockholders of the Company and the Company described the Original Plan in that proxy statement;

      WHEREAS, subsequent to the adoption by the Board and the approval by the Committee of the Original Plan, the Omnibus Budget Reconciliation Act of 1993 (the "Act") became law. Effective for fiscal years beginning on or after January 1, 1994, the Act denies deductions for federal income tax purposes for compensation in excess of $1,000,000 per year to the chief executive officer and to any of the four other most highly compensated officers, unless such
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compensation is excluded from the deduction limitation. Compensation under the
Original Plan was excluded from the deduction limitation since (i) the performance goals were established by a compensation committee consisting solely of two or more outside directors (a Compensation Sub-Committee was established for that purpose (the "Compensation Sub-Committee")), (ii) the material terms under which the compensation was to be paid, including the performance goals, were disclosed to and approved by stockholders of the Company in a separate vote, and (iii) prior to payment, the Compensation Sub-Committee certified that the performance goals and any other material terms were in fact satisfied. The Act also provides that stockholder approval and certification by the Compensation Sub-Committee as described above must be made conditions to the right of the executive to receive the performance based compensation. To comply with the provisions of the Act to qualify the compensation payable to certain executives under the Management Incentive Plan as performance based compensation eligible for exclusion from the deduction limit, the Management Incentive Plan as amended and restated was submitted to the stockholders for approval at the 1994 Annual Meeting of Stockholders. Consistent with the Act, the approval by stockholders and certification by the Compensation Sub-Committee were made conditions to the rights of a participant to receive any benefits under the Management Incentive Plan with respect to fiscal years of the Company beginning after December 31, 1993;

      WHEREAS, subsequent to its initial restatement, pursuant to its recommendation and adoption by the Compensation Sub-Committee and the approval of the Board of Directors, subject to stockholder approval, the Original Plan was amended on July 29, 1996 (the "First Amendment") to change the method of allocating Bonuses from the Annual Award Pool and the identity of the Participants therein for the three years ended December 31, 1998 and the First

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Amendment was duly approved by stockholders at the 1996 Annual Meeting of
Stockholders;

      WHEREAS, pursuant to its recommendation and adoption by the Compensation Sub-Committee and the approval of the Board of Directors on March 10, 1999 and, subject to stockholder approval received at the 1999 Annual Meeting of Stockholders, the Original Plan, as restated, and as amended by the First Amendment, was amended and restated by the Second Amendment for the five years ending December 31, 2003.

      WHEREAS, pursuant to its recommendation and adoption by the Compensation Sub-Committee and the approval of the Board of Directors of the Company on February 9, 2000 and, subject to stockholder approval to be sought at the 2000 Annual Meeting of Stockholders, the Original Plan, as restated, and as previously amended by the First and Second Amendments, has been amended and restated as provided herein for the five years ended December 31, 2003. (The Original Plan as previously restated, and as amended by the First and Second Amendments and, as amended and restated as provided herein is referred to herein as the "Plan".);

      WHEREAS, the purpose of setting forth the Plan herein is to confirm the terms of the Plan as adopted by the Board of Directors and recommended and approved by the Compensation Sub-Committee for the five years ending December 31, 2003; and

      WHEREAS, a Compensation Sub-Committee of the Compensation Committee consisting of two outside directors has established the performance goals set forth in the Plan, and has approved and adopted the Plan and recommended its approval by the stockholders of the Company.

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      Section 1. Purpose. The purpose of the Company's Plan is to provide a stimulus to Participants to a continuing high level of commitment to further improvement in the financial performance of the Company by giving them a direct interest in the financial performance of the Company through basing incentive compensation on exceeding base year adjusted operating earnings and relevant benchmarks in investment performance. There are hereby established under the Plan an Operating Earnings Component and an Investment Performance Component of the Plan.

      Section 2. Term. Subject to stockholder approval, pursuant to Section 10, the Plan shall be effective as of January 1, 1999 (the "Effective Date"), except as otherwise set forth herein, and shall be applicable for each of the five fiscal years of the Company during the period ending December 31, 2003, unless amended or terminated by the Company pursuant to Section 9.

      Section 3. Coverage. For purposes of the Plan, the term "Participant" shall include the senior executive officers of the Company serving as such at any time during the fiscal year who are selected by the Compensation Sub-Committee. As used herein, the term "Company" includes both the Company and its direct and indirect subsidiaries, unless the context otherwise requires. The Participants for the five fiscal years during the period ending December 31, 2003 were determined by the Compensation Sub-Committee and have been approved by the Board of Directors and stockholders of the Company and their names and titles and the Annual Award Pool in which they participate, and the inception date thereof, are set forth on Exhibit A annexed hereto.

      Section 4.  Annual Award Pool.

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      4.1. For each fiscal year of the Company, each Participant shall be entitled to receive a bonus award (a "Bonus") payable from an annual award pool in which he participates, in an amount determined as provided in Section 5. For each fiscal year, each Participant who was not a full year Participant shall be entitled to a Bonus for such fiscal year to the extent set forth in Section 5.2 hereof. The annual award pools (each an "Annual Award Pool") shall consist of an Operating Earnings Pool (the "Earnings Pool") in the Operating Earnings Component of the Plan and two pools: an Investment Performance Pool (the "Performance Pool") measured by the investment performance of the Company's proprietary accounts, and a Sabre Pool (the "Sabre Pool") measured by the Company's earnings from the management of Sabre Partners, L.P. and by the performance of the Company's investment in that partnership in the Investment Performance Component of the Plan.

      4.2. The Earnings Pool, the Performance Pool and the Sabre Pool for each fiscal year shall be determined and paid as soon as practicable after the end of such fiscal year of the Company and in no event later than 45 days thereafter and shall be an amount determined as follows:

           (a)   The Earnings Pool

                 (i) If the Company's Adjusted Operating Earnings as defined in
Section 4.2(a)(iii) hereof for the fiscal year in which an Earnings Pool is to be computed hereunder (the "Computation Year") exceeds the level of Adjusted Operated Earnings achieved in fiscal year 1998 of $5,996,000 (the "Base Year"), then subject to the limitation set forth in subsection (ii) hereof, the Earnings Pool shall be an amount equal to the positive difference, if any, between Adjusted Operating Earnings in the Computation Year and the Base Year

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multiplied by fifty percent (50%).

                 (ii) In no event shall the Earnings Pool as determined in accordance with subsection (a) hereof exceed an amount which when subtracted from the consolidated earnings of the Company would result in the reduction of net earnings per share by more than ten percent 10%.

                 (iii) For purposes of this Plan, the "Adjusted Operating Earnings" for a fiscal year shall be the consolidated operating earnings of the Company and its subsidiaries, determined in accordance with generally accepted accounting principles, plus amounts paid or accrued with respect to amounts payable (A) under the Restricted Stock Bonus Plan of the Company, (B) under the 1996 Long Term Incentive Plan of the Company, (C) under this Plan, (D) as a result of acquisitions, and (E) such other amounts paid, payable, accrued and/or chargeable to operating income as the Sub-Committee shall determine in its discretion should not be deducted from revenues for purposes of the Plan. By way of example, but not limitation, the Sub-Committee has determined that amounts chargeable to compensation expense in the acquisition of the business of William
M. Knobler should be added as an adjustment to operating earnings for purposes of the Plan.

            (b)  The Performance Pool

                 (i) The Performance Pool for each fiscal year (a "Computation Year") during which the Plan is in effect shall be computed by determining the investment performance of the Company's proprietary accounts, consisting of cash, cash equivalents, investments at market and investments in Company sponsored investment companies and limited partnerships (referred to herein as the "Account") in such Computation Year and comparing it to the

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performance of the Standard & Poors 500 Index (the "Benchmark") for such
Computation Year. The Investment Pool shall be an amount equal to twenty percent (20%) of the positive difference, if any, by which the investment performance of the Account in any Computation Year exceeds the Benchmark, multiplied by the average market value of the Account during such Computation Year, provided, however, that no amount shall be credited to the Performance Pool unless the investment performance of the Account is positive. By way of example of the foregoing, if (A) the Account had an average market value of $100 million during the Computation Year, (B) the investment performance of the Account was 10%, and
(C) the Benchmark's performance was 8% in the Computation Year, then the positive difference of 2% in performance would be multiplied by 20% and the product of 0.4% would be multiplied by the average market value of the Account during the Computation Year, resulting in a Performance Pool of $400,000.

                 (ii) In no event shall the Performance Pool, as determined in accordance with subsection (b) hereof, considered separately from the Earnings Pool and without aggregation with it, exceed an amount which when subtracted from the consolidated earnings of the Company would result in the reduction of net earnings per share by more than ten percent (10%).

            (c)  The Sabre Pool

                 (i) The Sabre Pool for each fiscal year (a "Computation Year") during which the Plan is in effect shall be based upon the pre-tax operating earnings of Sabre Partners, L.P. and the performance of the Company's investment in the Partnership and shall be computed by determining:

                     (A) the investment performance of the Company's investment in

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the Partnership (the "Sabre Account") in such Computation Year and comparing it to the performance of the Standard & Poors 500 Index (the "Benchmark") for such Computation Year. The Sabre Pool shall be credited with an amount equal to twenty percent (20%) of the positive difference, if any, by which the investment performance of the Sabre Account in any Computation Year exceeds the Benchmark, multiplied by the average market value of the Account during such Computation Year, provided, however, that no amount shall be credited to the Sabre Pool unless the investment performance of the Account is positive. By way of example of the foregoing, if (x) the Sabre Account had an average market value of $25 million during the Computation Year, (y) the investment performance of the Account was 30%, and (z) the Benchmark's performance was 20% in the Computation Year, then the positive difference of 10% in performance would be multiplied by 20% and the product of 2.0% would be multiplied by the average market value of the Sabre Account during the Computation Year, resulting in a performance Pool of $500,000

                     (B) the pre-tax operating profits earned by the Company (the "Net Profit") (exclusive of any income earned on its investment in the Partnership) in such Computation Year and multiplying the Net Profit by fifty percent. The product of such calculation shall be credited to the Sabre Pool, and

                     (C) the sum of the amounts credited to the Sabre Pool pursuant to subparagraphs (A) and (B) of this subsection (c) of Section 4 hereof which shall constitute the Sabre Pool for the Computation Year.

                 (ii) In no event shall the Sabre Pool, as determined in accordance with subsection (c), paragraph (i) hereof, considered separately from the Earnings Pool and

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Performance Pool and without aggregation with them, exceed an amount which when subtracted from the consolidated earnings of the Company would result in the reduction of Net Earnings per share by more than ten percent (10%).

      Section 5.  Allocations.

      5.1. A Bonus shall be allocated to each Participant from the Annual Award Pool in which he participates in the percentages assigned to such Participant in Exhibit A.

      5.2. Notwithstanding anything in this Plan to the contrary, any Participant who ceases to be an employee of the Company for any reason (other than death or disability) prior to the end of a fiscal year shall not be entitled to a Bonus with respect to such year. If such Participant ceased to be an employee of the Company by reason of death or disability prior to fiscal year-end then a Bonus shall be allocated to such Participant for the full fiscal year.

      5.3. The Compensation Sub-Committee may elect as to any or all of the Participants to pay to any such Participant a portion of such Participant's Bonus in shares of Common Stock, par value $.01 per share, of the Company valued by the Compensation Sub-Committee as it shall determine in its discretion based on the market value at the date of the issuance of such stock to such Participant, the average market value thereof for an appropriate period prior to such issuance, and taking into account, as it shall deem appropriate, the non-marketability, of such stock or book value as determined in accordance with generally accepted accounting principles, at the time of issuance provided, however, that any proposed discount from market value for the Common Stock as so determined to take account of such non-marketability, resulting in an increase in the number of shares of the Common Stock issuable to any such Participant shall not be taken if, upon advice of counsel, the Compensation Sub-Committee determines that such

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discount would constitute an impermissible exercise of discretion by the
Compensation Sub-Committee increasing any such Participant's Bonus and resulting in any portion of such Participant's compensation under the Plan not being qualified performance based compensation deductible by the Company for federal income tax purposes under Section 162(m) of the Internal Revenue Code of 1986, as amended. In no event shall Company Common Stock issued to any such Participant as so valued represent more than 25% of the value of such Participant's Bonus for any fiscal year. The Participant shall acknowledge that the disposition of any Common Stock awarded as a Bonus is subject to restriction under federal and state securities laws and shall agree to such other restrictions as the Compensation Sub-Committee may impose as a condition to the issuance of such stock. The Compensation Sub-Committee may determine that payment of a portion of the Bonuses shall be deferred, the periods of such deferrals and the interest, if any, to be paid in respect to deferred payments. The Compensation Sub-Committee may also define such other conditions of payment of Bonuses as it may deem desirable in carrying out the purposes of the Plan. Any Participant, prior to December 1 of any Computation Year, may elect to defer receipt of his Bonus for such period, not exceeding ten years, as he shall determine.

      5.4 The aggregate Bonuses awarded for any year shall not exceed the applicable Annual Award Pool for such year, including amounts awarded to Participants who were not employees of the Company for the entire fiscal year. In any fiscal year, any balance in any Annual Award Pool attributable to a forfeiture of Bonus under Section 5.3 as a result of a Participant ceasing to be an employee during such year (collectively, "Unawarded Bonuses"), or any portion thereof, shall be distributed among all remaining Participants in proportion to their respective shares.

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      Section 6. Administration and Interpretation. The Plan shall be administered by the Compensation Sub-Committee, which shall have the sole authority to make rules and regulations for the administration of the Plan. The interpretations and decisions of the Compensation Sub-Committee with regard to the Plan shall be final and conclusive. The Compensation Sub-Committee may request advice or assistance or employ such persons (including, without limitation, legal counsel and accountants) as it deems necessary for the proper administration of the Plan.

      Section 7. Administrative Expenses. Any expense incurred in the administration of the Plan shall be borne by the Company out of its general funds and not charged against the Annual Award Pool, except insofar as such expenses shall be taken into account in determining Adjusted Operating Earnings hereunder.

      Section 8. Amendment or Termination.

            (a) The Compensation Sub-Committee of the Company may from time to time amend the Plan in any respect or terminate the Plan in whole or in part (and shall terminate the Plan upon the happening of an event described in subsection (b) hereof), provided, however, that no such action shall retroactively impair or otherwise adversely affect the rights of any Participant to benefits under the Plan which have accrued prior to the date of such action and, provided, further, that no amendment to the Plan shall effect a change in the material terms thereof which would result in any portion of a Bonus made hereunder not being deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code of 1986, as amended.

            (b) The Plan shall be terminated upon a "change in control" as defined herein.

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For the purposes hereof a change in control shall mean:

                 (i) a change in the majority of the Board of Directors so that a majority of its members are comprised of persons not nominated by existing members of the Board of Directors;

                 (ii) consummation of a transaction or series of transactions as a result of which persons who currently own 50% of the outstanding common stock of the Company cease to own 50% thereof; or

                 (iii) the Company shall cease to have a class of equity securities registered pursuant to Sections 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended.

      Section 9. No Assignment. The rights of a Participant hereunder, including without limitation the right to receive a Bonus, shall not be sold, assigned, transferred, encumbered or hypothecated by a Participant (except by testamentary disposition or intestate succession), and during the lifetime of any recipient any payment of a Bonus shall be payable only to such recipient.

      Section 10. Stockholder Approval. This Plan shall be subject to approval by an affirmative vote of the stockholders of the Company holding a majority of the Common Stock of the Company outstanding at the 2000 Annual Meeting of Stockholders with respect to all Bonuses accrued on or after January 1, 2000, and such stockholder approval shall be a condition to the right of a Participant to receive any such Bonus hereunder.

      Section 11. Certification by Compensation Sub-Committee. As a condition to the right of a Participant to receive any Bonus under this Plan for fiscal years beginning after

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December 31, 1998 the Compensation Sub-Committee shall first be required to certify, by written resolution of the Compensation Sub-Committee or other appropriate written certification, that the performance goals set forth in
Section 4.2 have been satisfied and that the applicable Annual Award Pool and the Bonus for each Participant has been accurately determined in accordance with the provisions of this Plan.

      Section 12. No Preclusion. Nothing in the Plan shall preclude the Board of Directors of the Company, or any Committee or Sub-Committee of the Board thereunto duly authorized, where circumstances warrant, from making discretionary bonus payments to any of the Participants or to any other employee of the Company, not made pursuant hereto.

Date Adopted:           February 9, 2000
Date Approved
by Stockholders:        ______________